francesca's® Reports Fourth Quarter and Fiscal Year 2013 Financial Results

•	Fourth quarter net sales increased 6% to $92.1 million

•	Fourth quarter comparable sales decreased 6%

•	Fourth quarter adjusted diluted earnings per share were $0.27

HOUSTON, March 26, 2014 (GLOBE NEWSWIRE) -- Francesca's Holdings Corporation (Nasdaq:FRAN) today announced fourth quarter and full year 2013 financial results. These results cover the 13 and 52 week periods ended February 1, 2014 along with comparisons to the 14 and 53 week periods ended February 2, 2013.

Neill P. Davis, francesca's® Chief Executive Officer and President stated, "Sales results for the fourth quarter were below our revised guidance driven by the impact of 370 full and partial daily boutique closings during January due to extreme weather conditions. Performance in regions less affected by extreme weather performed within our updated fourth quarter guidance. Looking at our full year performance, compared to the comparable 52-weeks in the prior year, sales increased 16% driven by new boutique openings and continued strong growth in our direct-to-consumer business. Our business model was evident in the challenging environment of 2013 as we delivered full year operating margins in excess of 20% while growing our market presence, supporting our growth with infrastructure investments, and managing through the transition in our merchandise offerings."

Commenting on the first quarter and full year 2014 outlook, Mr. Davis noted that, "The headwinds our business experienced as we progressed through January have continued into the first quarter, impacting our ability to clear through seasonal fall and winter products and resulting in the delay of spring season full-price selling. Although initial customer reaction to our spring apparel fashion is strong, clarity and timing of Spring 2014 customer buying trends remain uncertain. Our outlook for the quarter is based on current trends and an expectation of continued soft traffic through the balance of the first quarter. Underpinning our full year outlook of double-digit growth rates in sales and diluted earnings per share is our expectation of an improving trend in the second half of the fiscal year based on new boutique openings and related sales productivity, improving comparable sales results aided by easier second half comparisons, and leveraging of prior year infrastructure investments."

FOURTH QUARTER RESULTS

Net sales for the thirteen weeks ending February 1, 2014 were $92.1 million. Net sales for the fourteen weeks ending February 2, 2013 were $86.7 million, including approximately $3.9 million related to the fourteenth week in last year's fourth quarter. The increase in fourth quarter sales was driven by 91 new boutique openings since the prior year quarter.

Comparable sales, which includes direct-to-consumer sales, decreased 6%, as compared to a 10% increase in the prior year quarter. The decrease in comparable sales was driven by a decrease in transactions partially offset by an increase in direct-to-consumer sales of 92% versus the prior year quarter.

Five new boutiques were opened during the fourth quarter bringing new openings for the year to 91 and ending total boutique count to 451 at quarter end.

Gross profit, as a percentage of net sales, decreased to 50.6% compared to 53.4% in the prior year quarter. This decrease was due to 180 basis points of deleveraging of fixed occupancy costs and 100 basis points of lower merchandise margin. The decrease in merchandise margins was due to elevated markdowns and promotions compared to the prior year quarter.

Adjusted selling, general and administrative expenses, which excludes $1.3 million in charges related to severance and litigation, increased 28% to $27.7 million from $21.6 million of selling, general and administrative expenses in the prior year quarter. This increase was primarily due to higher payroll expenses and infrastructure investments to support the larger boutique base and direct-to-consumer sales growth. The prior year quarter did not include any adjusted items.

Adjusted income from operations, which excludes $1.3 million in charges related to severance and litigation, was $18.9 million or 20.5% of net sales compared to income from operations of $24.7 million or 28.5% of net sales in the prior year quarter.

Net income was $10.6 million or $0.25 diluted earnings per share for the fourth quarter of 2013, compared to net income of $14.9 million or $0.33 diluted earnings per share for the fourth quarter of 2012, with 2012's 53rd week contributing approximately $0.03 diluted earnings per share. Adjusted net income for the fourth quarter of 2013 was $11.4 million, or $0.27 adjusted diluted earnings per share, which excludes severance and litigation expenses of $1.3 million pretax ($0.8 million net of tax), or $0.02 diluted earnings per share.

FULL YEAR RESULTS

Net sales increased 15% to $340.3 million. Prior year net sales included approximately $3.9 million associated with the 53rd week. Comparable sales, which includes direct-to-consumer sales, decreased 2%, as compared to a 16% increase in the prior year.

For fiscal 2013, ending total boutique locations increased by 91, or 25%, to 451 from 360 in the prior year.

Net income was $44.8 million or $1.02 diluted earnings per share compared to $47.1 million or $1.05 diluted earnings per share in 2012, including 2012's 53rd week which contributed approximately $0.03 diluted earnings per share.

Adjusted net income for fiscal year 2013 was $46.2 million or $1.05 adjusted diluted earnings per share, which excludes $0.6 million pretax charges ($0.6 million net of tax), or $0.01 diluted earnings per share, related to a secondary equity offering and $1.3 million pretax charges, $0.8 million net of tax, or $0.02 diluted earnings per share, related to severance and litigation.   Adjusted net income for fiscal year 2012 was $47.9 million, or $1.06 adjusted diluted earnings per share, which excludes $0.5 million pretax charges ($0.5 million net of tax), or $0.01 diluted earnings per share, related to a secondary equity offering, $0.3 million pretax charges ($0.2 million net of tax) related to stock option acceleration expenses and $0.3 million pretax charges ($0.2 million net of tax), which had a combined increase of $0.02 diluted earnings per share, related to the relocation of our headquarters and distribution facilities.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at year end were $37.5 million compared to $29.9 million at prior year end. The Company had $25.0 million of outstanding debt under its revolving credit facility at year end.

Total inventories rose to $24.6 million, an increase of 29%, compared to $19.0 million at the end of 2012 as a result of the increase in the number of boutiques in operation as compared to the prior year and carryover clearance inventory from the fourth quarter. Ending inventory per boutique increased 3% compared to the same period in 2012.

During the fourth quarter, the Company repurchased approximately 1.0 million shares of the Company's common stock at a cost of approximately$17.9 million or an average of $18.84 per share. For the fiscal year 2013, the Company repurchased approximately 2.9 million shares at a cost of approximately $54.8 million or an average price of $18.95 per share.

FIRST FISCAL QUARTER AND FULL FISCAL YEAR 2014 GUIDANCE

For the first quarter ending May 3, 2014, net sales are expected to be between $85 million and $90 million assuming a high to low single digit decrease in comparable sales, which includes our direct-to-consumer business. This compares to the prior year comparable sales increase of 2%. The Company plans to open approximately 60 new boutiques during the first quarter as compared to 56 boutiques opened during the prior year quarter. Diluted earnings per share are expected to be in the range of $0.20 to $0.24.

For the full year ending January 31, 2015, net sales are expected to be in the range of $391 million to $409 million assuming a low single digit decrease to a low single digit increase in comparable sales, including our direct-to-consumer business. This compares to the prior year comparable sales decrease of 2%. The Company plans to open approximately 85 boutiques in the fiscal year 2014, as compared to 91 in fiscal 2013. Diluted earnings per share are expected to be in the range of $1.16 to $1.31. This is compared to the prior year adjusted diluted earnings per share of $1.05, which excludes $0.6 million, or $0.01 diluted earnings per share, net of tax charge related to a secondary equity offering during the first quarter and $0.8 million, or $0.02 diluted earnings per share, net of tax charge related to severance and litigation charges during the fourth quarter. The number of average diluted shares for the full year assumed in guidance is expected to be 42.5 million which excludes the impact of potential additional share repurchases during the year. The effective tax rate is estimated to be 38.6% for both the first quarter and full year. Capital expenditures are expected to be in a range of $25.0 million to $27.0 million which will be primarily spent on boutique openings and remodels, as well as investments in our merchandising and direct-to-consumer information technology systems.

Conference Call Information

A conference call to discuss fourth quarter 2013 results is scheduled for March 26, 2014, at 8:30 a.m. EST. A live web cast of the conference call will be available in the investor relations section of the Company's website, www.francescas.com. In addition, a replay of the call will be available after the call and remain available until April 2, 2014. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 5875269. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

SEC Regulation G — Non-GAAP Information

This press release includes non-GAAP adjusted selling, general and administrative expenses, adjusted income from operations, adjusted net income and adjusted diluted earnings per share, each a non-GAAP financial measure. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text above. We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2013 diluted earnings per share and actual results on a comparable basis with our quarterly and fiscal year 2012 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended February 2, 2013 filed with the Securities and Exchange Commission on March 22, 2013 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 496 boutiques in 45 states and the District of Columbia also serves its customers throughfrancescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:	ICR, Inc.
Jean Fontana
646-277-1214

Company
Randi Sonenshein, Vice President,
Finance and Investor Relations
832-494-2250
Randi.Sonenshein@francescas.com

Francesca's Holdings Corporation
Consolidated Statements of Operations

	Thirteen Weeks Ended		Fourteen Weeks Ended
	February 1, 2014		February 2, 2013		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
	(In thousands except per share data and percentages)
Net sales	$92,140	100.0%	$86,700	100.0%	$5,440	6%	--
Cost of goods sold and occupancy costs	45,560	49.4%	40,430	46.6%	5,130	13%	280
Gross profit	46,580	50.6%	46,270	53.4%	310	1%	(280)
Selling, general and administrative expenses	28,995	31.5%	21,600	24.9%	7,395	34%	660
Income from operations	17,585	19.1%	24,670	28.5%	(7,085)	(29)%	(940)
Interest expense	(226)	(0.2)%	(125)	(0.1)%	(101)	81%	(10)
Other income	81	0.1%	(27)	0.0%	108	(400)%	10
Income before income tax expense	17,440	18.9%	24,518	28.3%	(7,078)	(29)%	(940)
Income tax expense	6,828	7.4%	9,648	11.1%	(2,820)	(29)%	(370)
Net income	$10,612	11.5%	$14,870	17.2%	$(4,258)	(29)%	(560)
(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per common share	$0.25		$0.33
Weighted average diluted shares outstanding:	42,687		44,858

Comparable sales change	(6)%	10%

	Fiscal Year Ended
	February 1, 2014		February 2, 2013		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
	(In thousands except per share data and percentages)
Net sales	$340,325	100.0%	$296,373	100.0%	$43,952	15%	--
Cost of goods sold and occupancy costs	164,260	48.3%	137,873	46.5%	26,387	19%	170
Gross profit	176,065	51.7%	158,500	53.5%	17,565	11%	(170)
Selling, general and administrative expenses	101,795	29.9%	80,560	27.2%	21,235	26%	270
Income from operations	74,270	21.8%	77,940	26.3%	(3,670)	(5)%	(450)
Interest expense	(588)	(0.2)%	(672)	(0.2)%	84	(13)%	10
Other income	208	0.1%	230	0.1%	(22)	(10)%	--
Income before income tax expense	73,890	21.7%	77,498	26.1%	(3,608)	(5)%	(440)
Income tax expense	29,051	8.5%	30,437	10.3%	(1,386)	(5)%	(170)
Net income	$44,839	13.2%	$47,061	15.9%	$(2,222)	(5)%	(270)
(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per common share	$1.02		$1.05
Weighted average diluted shares outstanding:	44,123		44,807

Comparable sales change	(2)%	16%

Francesca's Holdings Corporation
Consolidated Balance Sheets
(In thousands, except share data)

	February 1, 2014	February 2, 2013
ASSETS
Current assets:
Cash and cash equivalents	$37,498	$29,877
Accounts receivable	8,984	2,504
Inventories	24,614	19,049
Deferred income taxes	4,565	3,506
Prepaid expenses and other current assets	6,764	4,749
Total current assets	82,425	59,685
Property and equipment, net	64,131	49,559
Deferred income taxes	2,335	2,357
Other assets, net	1,654	1,573

TOTAL ASSETS	$150,545	$113,174

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,207	$8,358
Accrued liabilities	9,823	10,667
Total current liabilities	20,030	19,025
Deferred and accrued rents	27,448	22,092
Long-term debt	25,000	--
Total liabilities	72,478	41,117
Commitments and contingencies
Shareholders' equity (deficit):
Common stock--$.01 par value, 80.0 million shares authorized, 45.2 million and 43.9 million shares issued; 42.3 million and 43.9 million shares outstanding at February 1, 2014 and February 2, 2013, respectively.	452	439
Additional paid-in capital	101,192	85,161
Accumulated deficit	31,296	(13,543)
Treasury stock, at cost - 2.9 million shares at February 1, 2014	(54,873)	--
Total shareholders' equity	78,067	72,057

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$150,545	$113,174

Francesca's Holdings Corporation
Consolidated Statements of Cash flows
(In thousands)

	For the Fiscal Year Ended
	February 1, 2014	February 2, 2013	January 28, 2012
Cash Flows Provided by Operating Activities:
Net income	$44,839	$47,061	$22,501
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,054	7,151	4,936
Stock-based compensation expense	3,781	3,599	4,671
Excess tax benefit from stock-based compensation	(5,846)	(2,296)	(449)
Loss on sale of assets	343	188	23
Loss on early extinguishment of debt	--	--	1,591
Amortization of debt issuance costs	278	299	537
Deferred income taxes	(1,014)	(2,559)	721
Changes in assets and liabilities:
Accounts receivables	(634)	(70)	1,750
Inventories	(5,565)	(4,587)	(2,593)
Prepaid expenses and other assets	(2,021)	(1,512)	(445)
Accounts payable	1,415	(547)	2,629
Accrued liabilities	(844)	3,069	3,932
Deferred and accrued rents	5,356	7,203	6,667
Net cash provided by operating activities	50,142	56,999	46,471
Cash Flows Used in Investing Activities:
Purchase of property and equipment	(24,633)	(23,663)	(16,894)
Other	98	--	36
Net cash used in investing activities	(24,535)	(23,663)	(16,858)
Cash Flows Used in Financing Activities:
Proceeds from issuance of stock in initial public offering, net of costs	--	--	44,245
Proceeds from borrowings under the revolving credit facility	25,000	--	41,000
Repayment of borrowings under the revolving credit facility	--	(22,000)	(19,000)
Repayment of borrowings under the senior secured credit facility	--	--	(93,813)
Repurchases of common stock	(54,873)	--	--
Payment of debt issuance costs	(376)	--	(1,468)
Proceeds from the exercise of stock options	8,697	2,199	504
Taxes paid related to net settlement of equity awards	(2,280)	--	--
Excess tax benefit from stock-based compensation	5,846	2,296	449
Net cash used in financing activities	(17,986)	(17,505)	(28,083)

Net increase (decrease) in cash and cash equivalents	7,621	15,831	1,530
Cash and cash equivalents, beginning of year	29,877	14,046	12,516
Cash and cash equivalents, end of year	$37,498	$29,877	$14,046
Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$32,401	$32,405	$8,971
Interest paid	293	448	5,569

Francesca's Holdings Corporation
Supplemental Information

Sales by Merchandise Category

	Thirteen Weeks Ended	Fourteen Weeks Ended	Variance
	February 1, 2014	February 2, 2013	In Dollars	%
Clothing	$36,881	$34,764	$2,117	6%
Jewelry	21,422	22,114	(692)	(3)%
Accessories	17,369	14,284	3,085	22%
Gift & Home	16,232	15,460	772	5%
Merchandise sales	91,904	86,622	5,282	6%
Others(1)	236	78	158	203%
Net sales	$92,140	$86,700	$5,440	6%

(1) Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Transactions Results

	Transactions(1)	Average Transaction Value(2)

Q1 2013	(3)%	5%
Q2 2013	(4)%	3%
Q3 2013	(3)%	0%
Q4 2013	(4)%	(2)%
FY 2013	(4)%	1%

(1) The number of comparable transactions (including merchandise and gift card purchases, returns and gift card redemptions) processed through our point-of sale system for which a receipt was issued.
(2) Average transaction value is calculated by dividing total comparable sales by the number of comparable transactions during the period.

Quarterly and Fiscal Year Comparable Sales Results

	FY 2011(1)	FY 2012(1)	FY 2013(2)	2 Year Stack
Q1	16%	16%	2%	18%
Q2	6%	21%	(1)%	20%
Q3	7%	17%	(3)%	14%
Q4	15%	10%	(6)%	4%
FY	11%	16%	(2)%	14%

(1) Beginning in the first quarter of fiscal year 2013, comparable sales results include our direct-to-consumer sales. To facilitate comparability with the prior year period, prior year comparable sales growth was recalculated and now includes direct-to-consumer sales growth.
(2) Fiscal year 2012 was a 53-week year. In calculating comparable sales change for fiscal year 2013, comparable sales for the period February 3, 2013 through February 1, 2014 were compared against comparable sales for the period February 5, 2012 through February 2, 2013. In calculating comparable sales change for the quarterly periods in fiscal year 2013, comparable sales results for each of the thirteen weeks ended May 4, 2013,August 3, 2013, November 2, 2013 and February 1, 2014 were compared with the comparable sales for each of the thirteen weeks ended May 5, 2012, August 4, 2012, November 3, 2012 and February 2, 2014, respectively.